Exhibit 99
Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE			September 10, 2003

Butler National Corporation (OTCBB - BUKS) - REPORTS FIRST QUARTER FY 2004 PROFIT OF $.01 PER SHARE ON A 72% INCREASE IN REVENUES

[OLATHE, KANSAS], September 10, 2003, - On September 9th, Butler National Corporation filed its Quarterly Report for the quarter ending July 31, 2003, on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
		Quarter Ended July 31			Quarter Ended April 30
		(In thousands except per share data)_			(In thousands except per share data)_
	2003	2002	2001	2003	2002	2001
Net Sales	$2,024	$1,175	$3,255	$1,705	$1,655	$2,133
Operating Income	229	(119)	576	11	8	298
Net Income	201	(147)	527	(20)	8	248
Per Share Net Income	.01	(.00)	.02	(.00)	.00	.01
Total Assets	8,982	9,398	9,539	nr	nr	nr
Long-term Obligations	1,574	1,410	1,254	nr	nr	nr
Shareholders' Equity	5,895	5,406	5,553	nr	nr	nr
New Product Research and Development Cost	313	304	208	265	335	141
nr = not reported
Highlights of the report include:

Sales for the fiscal year 2004 increased $848,617, 72% from the previous year, from increased business in Aircraft Modifications and Avionics related Classic Aviation Products.

Operating income for the fiscal year increased $348,000 after deducting a research and development charge of $313,000, primarily related to product improvements in Aircraft Modifications and Avionics.

Backlog at April 30, 2003, was $4,449,000, and at July 31, 2002, was $7,300,000.

Management Comments:

"We just completed the first quarter of the new fiscal year with profits on target to approach the success of Butler National in fiscal 2004. Our focus on Classic Aviation Products allowed us to invest in product development and market refinement as an expense, 16% of sales, and show a six-figure profit during very tough times in the aerospace industry. We just completed our second profitable year, April 30, 2003 and increased this profit in first quarter fiscal 2004. We continue work on new products to stabilize our long-term revenues including RVSM for the Learjet 20 series, weapon control systems, expanded professional services, Gaming Accountable To Kansans, and extension of our gaming management contract.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. Our plans are to provide support to currently available aircraft that will operate with a positive cost benefit picture into the middle of the 21st century.

Currently, our backlog is in excess of $7,000,000 reflecting the potential to realize the results of our product development efforts. Our challenge is to ship the backlog, replace the backlog with new orders and further take advantage of these new products. We are pleased to see the growth in our backlog for our new Classic Aviation Products and Services. Significant accomplishments were made by all operating segments and in gaming. However, because of our major investment in product development, we may not always maintain smooth and continuous quarterly profits.

I am pleased with the continued progress by our people in 2003. Many programs and projects are being established to continue this progress into the future. We are looking forward to a very good year in fiscal 2004," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062			Ph (913) 780-9595 Fax (913) 780-5088